Exhibit 10.6

AMENDMENT

THIS AMENDMENT is made as of March 1, 2007 and amends the Employment Agreement dated as of May 16, 2006 (the “Employment Agreement”) between DENDRITE INTERNATIONAL, INC. (“Dendrite”) and JOHN E. BAILYE (“Employee”).  Unless defined in this Amendment, capitalized terms used in this Amendment will have the meaning set forth in the Employment Agreement.

WHEREAS, the Company and the Employee are parties to the Employment Agreement and wish to amend the Employment Agreement; and

WHEREAS, at the time at which the Compensation Committee of the Board approved and the Company entered into the Employment Agreement it was the full intent and agreement of the Compensation Committee and of the Company, as well as the intent and agreement of the Employee, that full IRC Section 280G/4999 excise tax gross-up protection was being afforded to the Employee, and in order to clarify and avoid any claim of ambiguity, the Compensation Committee has approved and authorized the deletion of the phrase “and (B) such Excise Taxes which become payable by you equal or exceed 20% of the Total Payments” from the first sentence of Section 4(f) of the Employment Agreement, which phrase had been inadvertently included in the above sentence in Section 4(f) of the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the Company and the Employee agree as follows:

1.             The first paragraph of Section 4(f) of the Employment Agreement is restated in its entirety to provide as follows:

“(f)          Notwithstanding any other provision of this Agreement or any other agreement between you and Dendrite, if you become entitled to one or more payments (with a “payment” including, without limitation, the vesting of an option or other non-cash benefit or property) pursuant to any plan, agreement or arrangement of Dendrite (together, “‘Total Payments”) which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”)(or any similar tax that may be imposed) (the “Excise Tax”), Dendrite will pay you an additional amount (“Gross-Up Payment”) in an amount such that the after tax payment of all taxes (including without limitation all income and employment tax and Excise Tax and treating as a tax the disallowance of any deduction by virtue of the inclusion of the Gross-Up Payment in your adjusted Gross Income), and interest and penalties with respect to such taxes, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Taxes. The determination of whether any such Gross-Up Payment is due you and the amount of such payment, if any, shall be made at Dendrite’s expense by a nationally recognized accounting firm mutually acceptable to you and Dendrite and such determination of such firm shall be binding on both you and Dendrite.”

2.             Except as expressly modified by this Amendment, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the first date written above.

DENDRITE INTERNATIONAL, INC.

/s/ Christine Pellizzari
Name:	Christine Pellizzari
Title:	Senior Vice President, General Counsel and Secretary

/s/ John E. Bailye
John E. Bailye